For Immediate Release

Airbee Acquires Leading Automotive Anti-Theft Device Company

Rockville, MD May 2, 2005 – Airbee Wireless, Inc. (ABEW: OTC-Other) today announced the acquisition of Rancho Cordova, California-based Identity, Inc., a leading distributor of automotive anti-theft devices to America’s 22,000 new car dealerships. Using advanced short-range wireless technology, Identity’s products provide total immobilization of a vehicle’s ignition system to prevent theft. Identity’s current nationwide customer base includes dealerships representing General Motors, Ford, Daimler Chrysler, Dodge, Toyota, Lexus, Nissan, Honda, Acura, Suzuki, Hyundai, and Kia. The Identity™ products are endorsed by the International Association of Auto Theft Investigators.

Among the business reasons for acquiring Identity in this $5 million all stock transaction is that it has proven itself to be successful with auto dealers as a value-added after-market sales product which can easily showcase Airbee’s short-range wireless technology. Consumers regularly benefit from a reduction in their insurance premiums because of anti-theft devices like Identity™. Identity will deploy Airbee’s ZigBee-ready wireless software into its existing product line. Other reasons for this strategic investment include assisting automotive dealers in tracking their inventory with Airbee’s software, and increasing consumer awareness of products with Airbee’s wireless software technology embedded inside. Airbee has agreed to pay 7.7 million restricted shares for Identity.

Raj Sundaresan, Airbee’s President, remarked that “we found a strategic opportunity with Identity to sell into niche automotive applications that include Airbee’s wireless software.”

With more than 30 years of automotive industry experience, Dan Nelson, founder and President of Identity, has been named President of the Airbee Automotive Group. Mr. Nelson said, “The strategic integration of Identity’s hardware with Airbee’s embedded software, plus our common business focus will give rise to shared objectives being achieved more quickly with this merger.”

The Identity™ brand, already widely regarded by the auto dealerships, will be powered with Airbee’s wireless software technology inside. About 18 million new vehicles are expected to be sold in the US this year. More than 1.2 million vehicles valued at more than $8.4 billion are expected to be stolen, according to the Insurance Information Institute.

About Airbee
Airbee is an innovator of intelligent software solutions for unwired voice, data and video networking. Products include embedded software, management platform, development tools and services and RF security devices for the auto industry. Airbee technology is licensed by OEMs, silicon providers and integrators. All products are designed and engineered to comply with ZigBee / IEEE 802.15.4 global standards. We believe Airbee’s technology offers affordability, greater flexibility and shorter time to market than other current software solutions. To learn more about Airbee’s wireless software, please visit www.airbeewireless.com, or call +1 (301) 517-1860.

Legal Notice Regarding Forward-Looking Statements: “Forward-looking statements” may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Airbee Wireless, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, and/or changes in our business strategies.

Airbee Media Relations: Carolyn McCartney +1 (858) 361-8647